Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement Form F-1 Zhong Yuan Bio-Technology Holdings Limited. of our report dated August 17, 2020 relating to the consolidated financial statements and schedules of Zhong Yuan Bio-Technology Holdings Limited. as of March 31, 2020 and 2019, and for the years ended March 31, 2020 and 2019, and our report dated August 14, 2019, relating to the consolidated financial statements of China Bio-Technology Holdings Limited as of March 31, 2019 and 2018, and for the years ended March 31, 2019 and 2018 which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Certified Public Accountants

Hong Kong, May 28, 2021